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                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
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
                                                                                           Three Months Ended
                                                                                           ------------------
                                                                                           August 2,    July 27,
                                                                                             1995         1994
                                                                                             ----         ----
                                                                                            FY 1996      FY 1995
Primary income per share:
     Net income.........................................................................  $   174,469  $   154,716
     Preferred dividends................................................................           15           17
                                                                                          -----------  -----------
     Net income applicable to common stock..............................................  $   174,454  $   154,699
                                                                                          ===========  ===========
     Average common shares outstanding and common stock equivalents.....................      250,610      251,237
                                                                                          ===========  ===========

     Net income per share--primary......................................................  $       .70  $       .62
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Fully diluted income per share:
     Net income.........................................................................  $   174,469  $   154,716
                                                                                          ===========  ===========
     Average common shares outstanding and common stock equivalents.....................      250,610      251,237
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock.............................          322          360
       Additional common shares assuming options were exercised
          at the period-end market price................................................          965          124
                                                                                          -----------  -----------
     Average common shares outstanding and common stock equivalents.....................      251,897      251,721
                                                                                          ===========  ===========
       Net income per share--fully diluted..............................................  $       .69  $       .61
                                                                                          ===========  ===========
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               All amounts in thousands except per share amounts.

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